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                                                                       EXHIBIT 1

                      FIRST AMENDMENT TO RIGHTS AGREEMENT


        First Amendment, dated as of August 14, 1996, to the Rights Agreement, originally dated as of December 20, 1994 (the "Rights Agreement"), between RF Monolithics, Inc., a Delaware corporation, (the "Company") and The First National Bank of Boston ("Rights Agent") amends that certain Rights Agreement, dated as of December 20, 1994, between the Company and the Rights Agent.

        The Board of Directors of the Company has approved an amendment to the Rights Agreement pursuant to Section 27 thereof.

        Accordingly, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

        CERTAIN DEFINITIONS. For purposes of this Amendment, capitalized terms not otherwise defined shall have the meaning given them in the Rights Agreement.

        AMENDMENT.

        Section 1(a) of the Rights Agreement is hereby amended in its entirety to read as follows":

               "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the Common Shares of the Company then outstanding, but shall not include the Company, any Subsidiary (as such term is hereinafter defined) of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, any entity holding Common Shares for or pursuant to the terms of any such plan, or any Exempt Person (as such term is hereinafter defined). Notwithstanding the foregoing, no Person shall become an "Acquiring Person" as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the Common Shares of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company, then such Person shall be deemed to be an "Acquiring Person." Notwithstanding the foregoing, if the Incumbent Board of Directors of the Company (as hereinafter defined) determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an Acquiring Person, as defined
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     pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement.

     A new Section 1(i) is hereby added to read as follows and the subsequent sections of Section 1 shall be relettered accordingly:

          (i) "Exempt Person" shall mean Kopp Investment Advisors, Inc. (and any successor thereto, but no purchaser or assignee thereof or purchaser or assignee of any shares of Common Shares of the Company by such Person) ("Kopp"), but only so long as Kopp does not become the Beneficial Owner of 20% or more of the Common Shares of the Company then outstanding. Notwithstanding the foregoing, Kopp shall not cease to be an "Exempt Person" as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by Kopp to 20% or more of the Common Shares of the Company then outstanding; provided, however, that if Kopp shall become the Beneficial Owner of 20% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company, then Kopp shall no longer be deemed to be an "Exempt Person."

     Section 3(a) of the Rights Agreement is hereby amended in its entirety to read as follows:

          (a) Until the earlier of () the tenth day after the Shares Acquisition Date or (i) the tenth business day (or such later date as may be determined by action of the Board of Directors prior to such time as any Person becomes an Acquiring Person) after the date of the commencement (determined in accordance with Rule 14d-2 under the Exchange Act) by any Person (other than (1) the Company, (2) any Subsidiary of the Company, (3) any employee benefit plan of the Company or of any Subsidiary of the Company or any entity holding Common Shares for or pursuant to the terms of any such plan or (4) an Exempt Person but only if and to the extent that the consummation thereof would not result in such Person becoming an Acquiring Person) of, or of the first public announcement of the intention of any Person (other than (1) the Company, (2) any Subsidiary of the Company, (3) any employee benefit plan of the Company or of any Subsidiary of the Company or any entity holding Common Shares for or pursuant to the terms of any such plan or (4) an Exempt Person but only if and to the extent that the consummation thereof would not result in such Person becoming an Acquiring Person) to commence, a tender or exchange offer the consummation of which would result in any Person becoming the Beneficial Owner of Common Shares aggregating 15% or more of the then outstanding Common Shares (including any such date which is after the date of this Agreement and prior to the issuance of the Rights, the earlier of such dates being herein referred to as the "Distribution Date"), (x) the Rights will be evidenced by the certificates for Common Shares registered in the names of the holders thereof (which certificates shall also be deemed to be Right Certificates) and not by separate Right Certificates, and (y) the Rights (and the right to receive Right Certificates therefor) will be transferable only in connection with the transfer of Common Shares. As soon as practicable after the Distribution Date, the Company will prepare and execute, the Rights
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     Agent will countersign, and the Company will send or cause to be sent (and the Rights Agent will, if requested, send) by first-class, insured, postage-prepaid mail, to each record holder of Common Shares as of the close of business on the Distribution Date, at the address of such holder shown on the records of the Company, a Right Certificate, in substantially the form of Exhibit B hereto (a "Right Certificate"), evidencing one Right for each Common Share so held. As of the Distribution Date, the Rights will be evidenced solely by such Right Certificates.

      EFFECT OF AMENDMENT. Except as expressly amended hereby, the Rights Agreement shall remain in full force and effect.

      SEVERABILITY. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

      GOVERNING LAW. This Amendment and each Right Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

      COUNTERPARTS. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

      DESCRIPTIVE HEADINGS. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.
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     IN WITNESS WHEREOF, parties hereto have caused this Amendment to be duly executed and their seals attested, all as of the day and year first above written.

                                    RF MONOLITHICS, INC.

Attest:

By:                                   By:
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Title:                                Title:
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                                    THE FIRST NATIONAL BANK OF BOSTON

Attest:

By:                                   By:
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Title:                                Title:
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